Exhibit 23.2

KPMG LLP
Suite 1100
1000 Walnut Street
Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 25, 2025, with respect to the consolidated financial statements of National Bank Holdings Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Kansas City, Missouri

January 7, 2026